Exhibit 99.1
Commercial Metals Company Chairman Adopts 10b5-1 Stock Trading Plan
     Irving, TX — July 16, 2007 — Commercial Metals Company (NYSE: CMC) today announced that Stanley A. Rabin, Chairman of the Board of Directors, has executed a prearranged systematic personal stock trading plan pursuant to, and intended to comply with, Rule 10b5-1 under the Securities Exchange Act of 1934 and with CMC’s policies with respect to insider sales. Rule 10b5-1 permits officers and directors of public companies to establish prearranged written plans for selling specified amounts of stock over a predetermined period of time. The plans may be entered into only when the insider is not in possession of material, nonpublic information and may be modified or revoked only in limited circumstances. The plans permit the gradual and orderly diversification of investment portfolios for estate planning and other purposes.
     Under the plan, Mr. Rabin, 69 years of age, has directed a broker unaffiliated with the company to sell, subject to certain conditions, up to 240,000 shares of CMC common stock over a period of 24 months, ending in July 2009. The sales, to be made at roughly quarterly intervals commencing no earlier than July 18, 2007, are part of Mr. Rabin’s personal estate planning goals. Mr. Rabin previously implemented a similar plan in accordance with Rule 10b5-1 in January 2006 which will terminate in October 2008. The January 2006 plan presently has 180,000 shares remaining to be sold.
     If the sale of all the shares proposed to be sold under both plans is completed, Mr. Rabin would continue to own beneficially more than 1,738,000 shares of Commercial Metals Company common stock including existing options or equivalents exercisable within 60 days. All sales under the plans will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission. The Form 4 filings will also be posted on the company’s website at www.cmc.com under “About the Company,” “Investor Relations” at “Section 16 Filings.”
     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic overseas markets.
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Contact:	Debbie Okle Director, Public Relations 214.689.4354
2007-24